SWK Holdings Corporation Announces Financial Results for First Quarter 2020

Conference Call and Live Audio Webcast Scheduled for Friday, May 15, 2020, at 10:00 a.m. ET

Corporate Highlights

•	Core specialty finance segment generated an 11.3% adjusted ROIC, and yielding assets increased to $179.2 million, a 15.7% increase in comparison to the quarter ended March 31, 2019

•	Rajiv Khosla, Ph.D. appointed as Chief Executive Officer of Enteris BioPharma

•	SWK Holdings common stock uplisted to Nasdaq Capital Market

•	Board of Directors authorized $2.0 million stock repurchase program

First Quarter 2020 Financial Highlights

•	Total revenue for the quarter ended March 31, 2020 was $7.3 million, a 22% decrease from $9.4 million for the quarter ended March 31, 2019
•	Quarterly GAAP net loss of $4.7 million, or $(0.36) per diluted share, and non-GAAP adjusted net income of $2.8 million, or $0.21 per diluted share

•	Non-GAAP specialty finance net income per share of $4.8 million, or $0.37 per diluted share for the quarter ended March 31, 2020, as compared to $7.4 million, or $0.57 per diluted share, for the quarter ended March 31, 2019, which included $3.5 million, or $0.27 per diluted share, income related to exit and prepayment fees received from a loan payoff during the quarter ended March 31, 2019

•	Tangible financing book value per share of $14.75 as of March 31, 2020, which excludes the deferred tax asset, intangible assets, goodwill, property and equipment and contingent consideration payable

•	Deployed $5.5 million to two existing borrowers during the quarter and an additional, $0.6 million to one existing borrower after the close of the quarter

•	As of March 31, 2020, SWK had approximately $24.3 million in cash and an additional $5.7 million availability remaining on a revolving credit facility

Dallas, TX, May 14, 2020 – SWK Holdings Corporation (Nasdaq: SWKH), a life sciences focused specialty finance company catering to small and mid-sized commercial-stage companies, today provided a business update and announced its financial and operating results for the first quarter ended March 31, 2020.

“SWK’s focus on investing in differentiated, intellectual property-protected life science products and companies continued to demonstrate its strength during the first quarter as our business produced solid returns despite the ongoing macro challenges resulting from the COVID-19 outbreak,” stated Winston Black, Chairman and CEO of SWK. “As the healthcare system begins to normalize, with essential procedures now being performed, and elective procedures beginning to resume at some hospitals, we believe that SWK is well positioned to address future demand from life science companies for the range of financial services that we provide.”

Mr. Black continued, “Our work with Enteris BioPharma also continues apace, and we are very pleased to report that the company has appointed a new CEO, Rajiv Khosla, Ph.D. Dr. Khosla brings to Enteris a wealth of experience and expertise from a distinguished career as an industry executive and a consultant advising small biopharmaceutical companies, specifically regarding optimizing the monetization of intellectual property. His business development experience and proven track record, including direct experience with oral drug delivery technologies, will be critical to Enteris as the company seeks to capture more value-creating opportunities and maximize the potential of its Peptelligence® platform.”

COVID-19 Considerations

Mr. Black commented, “As we reported previously, SWK continues to operate with minimal interruption resulting from the COVID-19 outbreak, and we remain well capitalized with approximately $30.0 million of cash and revolver availability to execute our recently re-authorized stock repurchase program and capitalize on new potential investment opportunities. Additionally, we believe our portfolio is well positioned given our focus on secured lending to small and mid-sized commercial-stage companies with differentiated technology and intellectual property. However, we are continuously monitoring the potential impact of COVID-19 on the liquidity of our business partners and remain in regular contact with the individual management teams. While the depth and duration of the COVID-19 impact is uncertain, we are enthused by the work of two of our portfolio companies, DxTerity Diagnostics and Biolase, which are actively contributing to our nation’s fight against COVID-19 through innovative products and diagnostics.”

Mr. Black concluded, “Regarding Enteris, the majority of the company continues to abide by work-from-home directives as dictated by the State of New Jersey. However, the laboratory and manufacturing facilities are open and operational, with employee hours being staggered to ensure proper social distancing. While there has been an expected reduction in productivity and business development efforts, as well as delays in receiving some needed supplies due to the COVID-19 situation, we expect Enteris to generate positive cash flow above its expenses from proceeds received under its license agreements and customer relationships. In this regard, we were pleased to see that in its first quarter 2020 update Cara Therapeutics, which previously entered into a licensing agreement with Enteris, re-affirmed key milestones for its three Oral Korsuva™ programs. Notably, Cara remains on track to conduct an End of Phase 2 Meeting with the FDA to enable initiation of a Phase 3 program in the second half of 2020 for Oral Korsuva as a treatment for pruritus in patients with stage III-V (moderate-to-severe) chronic kidney disease. Additionally, Cara expects to report top-line results in 2020 from its two Phase 2 clinical trials of Oral Korsuva in atopic dermatitis and pruritus in patients with hepatic impairment due to primary biliary cholangitis.”

First Quarter 2020 Financial Results

For the first quarter 2020, SWK reported total revenue of $7.3 million compared to $9.4 million for the first quarter 2019. Revenue primarily consisted of interest and fees earned on our finance receivables as well as pharmaceutical development revenue generated by Enteris. The decrease in revenue was primarily due to a $3.5 million decrease in interest and fees earned on a finance receivable that was paid off during the first quarter of 2019, partially offset by approximately $1.2 million increase in interest and fees earned on new investments and increased funding to portfolio partners.

Income (loss) before taxes for the first quarter 2020 totaled $(3.4) million compared to $7.7 million for the same period of the previous year. The decline is driven by a $3.5 million expense for Enteris intangibles amortization and property and equipment depreciation, a $2.8 million expense as a result of fair market value declines of our equity-related positions, and a $2.0 million operating loss for Enteris (excluding amortization and depreciation expense).

The GAAP net (loss) income for the first quarter ended March 31, 2020 totaled $(4.7) million, or $(0.36) per diluted share, compared to $6.6 million, or $0.51 per diluted share for the first quarter 2019. For the first quarter 2020, adjusted net income was $2.8 million, or $0.21 per diluted share, compared to $7.4 million, or $0.57 per diluted share, for the first quarter 2019.

Income producing assets (defined as finance receivables and corporate debt securities) totaled $178.3 million as of March 31, 2020. This is an increase compared with income producing assets of $154.9 million as of March 31, 2019.

Book value per share was $17.96 as of March 31, 2020, which includes $0.26 per share negative impact from the amortization of Enteris intangibles and $0.21 per share impact from mark-to-market changes on warrant and equity securities, compared to $18.31 as of December 31, 2019 and $16.98 as of March 31, 2019. Tangible financing book value per share, which excludes the deferred tax asset, intangible assets, goodwill, property and equipment and contingent consideration payable, totaled $14.75 as of March 31, 2020. Management views tangible financing book value per share as a relevant metric to value the company’s core specialty finance business.

Tables detailing SWK’s financial performance for the first quarter 2020 are below.

Portfolio Status:

During the first quarter 2020, the Company deployed $5.5 million in term loan financings, consisting of $2.5 million to existing borrower Aimmune Therapeutics and $3.0 million to existing borrower 4Web, Inc. Subsequent to the quarter end, the Company advanced $0.6 million to existing borrower Harrow Health. At the end of the first quarter 2020, the weighted average projected effective yield of the finance receivables portfolio was 13.2%, including non-accrual positions, versus 14.2% as of the end of the first quarter in the previous year. The projected effective yield is the rate at which income is expected to be recognized pursuant to the Company’s revenue recognition policies, if all payments are received pursuant to the terms of the finance receivables.

Total portfolio investment activity for the three months ended March 31, 2020 and 2019 was as follows (in thousands):

	Three Months Ended March 31,
(in thousands)	2020	2019

Beginning Portfolio	$178,648	$169,919
Early Payoffs	—	(20,000)
Impairment Expense and Provision for Loan Credit Losses	(163)	(609)
Interest Paid-in-Kind	442	406
Investment in Finance Receivables	5,500	11,186
Loan Discount Amortization and Fee Accretion (1)	561	681
Net Unrealized Gain (Loss) on Marketable Investments and Warrant Assets	(2,697)	280
Principal Payments Received on Investments	(561)	(906)
Royalty (Paydowns) Accretion	(804)	(2,979)
Ending Portfolio	$180,926	$157,978

(1) Includes Interest Income in Excess of Cash Collected and Warrants Received

Portfolio Updates Post Quarter End

After the close of the first quarter 2020, the Company deployed $0.6 million to one existing borrower. As of May 14, 2020, SWK had $6.3 million in unfunded commitments.

Uplisting Common Stock to Nasdaq

On January 21, 2020, SWK Holdings announced that its shares of common stock were approved for listing on the Nasdaq Capital Market. Trading on the exchange commenced on January 23, 2020 under the ticker symbol "SWKH."

Update on Enteris BioPharma

•	Dr. Rajiv Khosla Appointed Chief Executive Officer

On May 4, 2020, SWK’s wholly-owned subsidiary Enteris, announced the hiring of Rajiv Khosla, Ph.D., as Chief Executive Officer. Dr. Khosla replaced Joel Tune, Enteris’ CEO since 2016.

With more than 30 years of biopharmaceutical industry experience as both a consultant and senior corporate executive, Dr. Khosla is leading Enteris as the company targets multiple growth opportunities built around Peptelligence. Importantly, as CEO, Dr. Khosla will spearhead the advancement of Enteris’ external and internal programs, as well as the development of new external licensing and partnership opportunities that leverage the company’s Peptelligence platform.

•	Dr. Gary Shangold Named Chief Medical Officer

On February 10, 2020, Enteris announced the hiring of Gary A. Shangold, M.D., as Chief Medical Officer (CMO). As CMO, Dr. Shangold is responsible for the advancement of Enteris’ external and internal programs, as well as the development of new licensing and partnership opportunities that leverage the Peptelligence platform.

Update on Share Repurchase Program
On December 21, 2018, SWK’s Board of Directors authorized a $3.5 million share repurchase program, totaling up to 312,491 common shares. The initial authorized purchase period was December 21, 2018 through May 31, 2019; however, the board reauthorized the share repurchase program in September 2019, which extended through February 29, 2020. In March 2020 the Board authorized a new program for the repurchase of up to an aggregate of $2.0 million of the Company's common shares from time to time through a "10b5-1 trading plan" in compliance with Rule 10b-18 under the Securities Exchange Act of 1934. This program will expire on September 30, 2020 and replaces the program that expired on February 29, 2020. In the aggregate, SWK has repurchased 243,845 shares since commencing the initial repurchase program through May 13, 2020.

Adjusted Non-GAAP Net Income

Net loss in accordance with GAAP for the three-month period ended March 31, 2020, was $4.7 million, or $(0.36) per diluted share.

The following table provides a reconciliation of SWK’s reported (GAAP) consolidated net income to SWK’s adjusted consolidated net income (Non-GAAP) for the three-month periods ended March 31, 2020 and March 31, 2019. The table eliminates provisions for income taxes, non-cash mark-to-market changes on warrant assets and equity securities, and amortization of Enteris intangible assets.

(in thousands, except per share data)	Three Months Ended March 31,
	2020	2019
Consolidated net (loss) income	$(4,660)	$6,559
Plus: income tax expense	1,253	1,111
Plus: loss on fair market value of equity securities	890	—
Plus (Subtract): (gain) loss on fair market value of warrant assets	1,860	(258)
Plus: Enteris intangibles amortization	3,414	—
Adjusted income before provision for income taxes	2,757	7,412
Adjusted provision for income taxes	—	—
Non-GAAP consolidated net income	$2,757	$7,412
Non-GAAP adjusted basic income per share	$0.21	$0.57
Non-GAAP adjusted diluted income per share	$0.21	$0.57
Weighted Average Shares – Basic	12,913	12,906
Weighted Average Shares – Diluted	12,923	12,909

In the table above, management has deducted the following non-cash items: (i) change in the fair-market value of equities and warrants as mark-to-market changes are non-cash, (ii) income taxes as the Company has substantial net operating losses to offset against future income, and (iii) amortization expense associated with Enteris intangible assets.

Specialty Finance Adjusted Non-GAAP Net Income

The following table provides a reconciliation of SWK’s consolidated adjusted income before provision for income taxes, listed in the table above, to the non-GAAP adjusted net income for the specialty finance business for the three month period ended March 31, 2020. The table eliminates expenses associated with the acquisition of Enteris, and Enteris operating losses. The adjusted income before the provision for income taxes is derived in the table above and eliminates provisions for income taxes, non-cash mark-to-market changes on warrant assets and equity securities.

(in thousands, except per share data)	Three Months Ended March 31,
	2020	2019
Adjusted income before provision for income taxes	$2,757	$7,412
Plus: Enteris acquisition expense	—	—
Plus: Enteris operating loss excluding depreciation and amortization	2,031	—
Adjusted specialty finance income before provision for income taxes	$4,788	$7,412
Adjusted provision for income taxes	—	—
Non-GAAP specialty finance net income	$4,788	$7,412
Non-GAAP adjusted basic income per share	$0.37	$0.57
Non-GAAP adjusted diluted income per share	$0.37	$0.57
Weighted Average Shares – Basic	12,913	12,906
Weighted Average Shares – Diluted	12,923	12,909

Conference Call Information:

SWK Holdings will host a conference call and live audio webcast on Friday, May 15, 2020, at 10:00 a.m. ET, to discuss its corporate and financial results for the first quarter 2020. Interested participants and investors may access the conference call by dialing either:

•	(877) 870-4263 (U.S.)

•	(412) 317-0790 (international)

An audio webcast will be accessible via the Investor Relations section of the Company’s website https://www.swkhold.com/. An archive of the webcast will remain available for 90 days beginning at approximately 11:00 a.m. ET, on May 15, 2020.

Non-GAAP Financial Measures

This release includes non-GAAP adjusted net income and non-GAAP specialty finance net income , which are not metrics that are compliant with generally accepted accounting principles in the United States (GAAP). Non-GAAP adjusted net income is adjusted for certain items (including (i) changes in the fair-market value of public equity-related assets and SWK's warrant assets as mark-to-market changes are non-cash, (ii) income taxes as the Company has substantial net operating losses to offset against future income, and (iii) depreciation and amortization expenses, primarily associated with the Enteris acquisition). In addition to the adjustments noted above, non-GAAP specialty finance net income also excludes Enteris operating losses. These non-GAAP measures may not be directly comparable to similar measures used by other companies in our industry, as other companies may define such measures differently. Management believes that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends and provides useful additional information relating to our operations and financial condition. These metrics should be considered in addition to, and not as a replacement for, the most comparable GAAP measure.

About SWK Holdings Corporation

SWK Holdings Corporation is a specialty finance company with a focus on the global healthcare sector. SWK partners with ethical product marketers and royalty holders to provide flexible financing solutions at an attractive cost of capital to create long-term value for both SWK's business partners and its investors. SWK believes its financing structures achieve an optimal partnership for companies, institutions and inventors seeking capital for expansion or capital and estate planning by allowing its partners to monetize future cash flow with minimal dilution to their equity stakes. SWK also owns Enteris Biopharma, whose core Peptelligence® drug delivery technology creates oral formulations of peptide-based and BCS class II, III, and IV small molecules. With Enteris, SWK has the opportunity to grow its specialty finance business by actively building a wholly-owned portfolio of milestones and royalties through licensing activities. Additional information on the life science finance market is available on the Company's website at www.swkhold.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as "believes," "expects," "anticipates," "intends," "estimates," "plan," "will," "may," "look forward," "intend," "guidance," "future" or similar expressions are forward-looking statements. Because these statements reflect SWK's current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption "Risk Factors" and elsewhere in SWK's Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein, could affect the Company's future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the Company's actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

For more information, please contact:

Jason Rando (Media)

Tiberend Strategic Advisors, Inc.

+1.212.375.2665

jrando@tiberend.com

Maureen McEnroe, CFA (Investors)
212-375-2664 office

mmcenroe@tiberend.com

SWK HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value and share data)

	March 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$24,318	$11,158
Interest and accounts receivable, net	2,011	2,554
Marketable investments	912	1,802
Other current assets	1,548	1,087
Total current assets	28,789	16,601
Finance receivables, net	177,981	172,825
Marketable investments	285	466
Deferred tax asset, net	24,527	25,780
Warrant assets	1,748	3,555
Intangible assets, net	21,796	25,113
Goodwill	8,404	8,404
Property and equipment, net	1,299	1,292
Other non-current assets	290	336
Total assets	$265,119	$254,372
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$4,068	$3,061
Revolving credit facility	14,288	—
Total current liabilities	18,356	3,061
Contingent consideration payable	14,500	14,500
Warrant liability	129	76
Other non-current liabilities	137	203
Total liabilities	33,122	17,840
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	—	—
Common stock, $0.001 par value; 250,000,000 shares authorized; 12,918,006 and 12,917,348 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	13	13
Additional paid-in capital	4,432,271	4,432,146
Accumulated deficit	(4,200,287)	(4,195,627)
Total stockholders’ equity	231,997	236,532
Total liabilities and stockholders’ equity	$265,119	$254,372

SWK HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME

(in thousands, except per share data)

	Three Months Ended March 31,
	2020	2019
Revenues:
Finance receivables interest income, including fees	$7,136	$9,391
Pharmaceutical development	148	—
Other	18	1
Total revenues	7,302	9,392
Costs and expenses:
Provision for credit losses	—	609
Impairment expense	163	—
Interest expense	101	102
Pharmaceutical manufacturing, research and development expense	1,150	—
Depreciation and amortization expense	3,505	5
General and administrative	3,040	1,264
Total costs and expenses	7,959	1,980
Other (expense) income, net
Unrealized net (loss) gain on warrants	(1,860)	258
Unrealized net loss on equity securities	(890)	—
(Loss) income before provision for income taxes	(3,407)	7,670
Provision for income taxes	1,253	1,111
Consolidated net (loss) income	$(4,660)	$6,559
Net (loss) income per share
Basic	$(0.36)	$0.51
Diluted	$(0.36)	$0.51
Weighted Average Shares
Basic	12,913	12,906
Diluted	12,913	12,909

SWK HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Consolidated net (loss) income	$(4,660)	$6,559
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Provision for loan credit losses	—	609
Security impairment expense	163	—
Amortization of debt issuance costs	47	—
Deferred income taxes	1,253	1,111
Change in fair value of warrants	1,860	(258)
Change in fair value of equity securities	890	—
Loan discount amortization and fee accretion	(536)	(600)
Interest paid-in-kind	(467)	(406)
Stock-based compensation	187	102
Interest income in excess of cash received	—	(82)
Depreciation and amortization expense	3,505	—
Changes in operating assets and liabilities:
Interest and accounts receivable, net	543	265
Other assets	(462)	(9)
Accounts payable, accrued liabilities and other liabilities	994	(291)
Net cash provided by operating activities	3,317	7,000
Cash flows from investing activities:
Investment in finance receivables	(5,500)	(11,186)
Repayment of finance receivables	1,348	23,866
Corporate debt security principal payment	18	21
Other	(249)	—
Net cash (used in) provided by investing activities	(4,383)	12,701
Cash flows from financing activities:
Net proceeds from credit facility	14,288	—
Repurchases of common stock, including fees and expenses	(62)	(745)
Net cash provided by (used in) financing activities	14,226	(745)
Net increase in cash and cash equivalents	13,160	18,956
Cash and cash equivalents at beginning of period	11,158	20,227
Cash and cash equivalents at end of period	$24,318	$39,183